EXHIBIT 31.2

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven M. Plumb	Chief Financial Officer	November 19, 2012
Steven M. Plumb